Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

PennyMac Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	968,110	$89.14	$86,297,325.40	$0.00014760	$12,737.49
		Total Offering Amounts					$12,737.49
		Total Fee Offsets					----------
		Net Fee Due					$12,737.49

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, $0.0001 par value per share (the “common stock”), of PennyMac Financial Services, Inc. (the “Registrant”), which become issuable under the Registrant’s 2022 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)

The price of $89.14 per share, which is the average of the high and low sales prices of the common stock of the Registrant as quoted on the New York Stock Exchange on May 29, 2024, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the

Securities Act.